Exhibit 4.1

Industry Canada	Industrie Canada

Restated Certificate	Certificate
of Incorporation	de constitution à jour

Canada Business	Loi canadienne sur
Corporations Act	les sociétés par actions

AETERNA ZENTARIS INC.	264271-9

Name of corporation-Dénomination de la société	Corporation number-Numéro de la société

I hereby certify that the articles of incorporation of the above-named corporation were restated under section 180 of the Canada Business Corporations Act as set out in the attached restated articles of incorporation.
Je certifie que les statuts constitutifs de la société susmentionnée ont été mis à jour en vertu de l’article 180 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les statuts mis à jour ci-joints.

June 1, 2004 / le 1 juin 2004

Director — Directeur	Effective Date of Restatement —
Date d’entrée en vigueur de la mise à jour

Industry Canada	Industrie Canada	FORM 7 RESTATED ARTICLES OF	FORMULAIRE 7 STATUTS CONSTITUTIFS
Canada Business	Loi canadienne sur	INCORPORATION	MIS À JOUR
Corporations Act	les sociétés par actions	(SECTION 180)	(ARTICLE 180)

1 -	Name of the Corporation — Dénomination sociale de la société	Corporation No. — N° de la société

	AETERNA ZENTARIS INC.	264271-9

2 -	The province or territory in Canada where the registered office is situated	La province ou le territoire au Canada ou est situé le siége social

JUDICIAL DISTRICT OF QUÉBEC, PROVINCE OF QUÉBEC

3 -	The classes and any maximum number of shares that the corporation is authorized to issue	Catégories et tout nombre maximal d’actions que la société est autorisée à émettre
– an unlimited number of common shares;
– an unlimited number of First Preferred Shares, issuable in series; and
– an unlimited number of Second Preferred Shares, issuable in series;
and the rights, privileges, restrictions and conditions attaching these shares are set out in the annexed Schedule 1 which is incorporated in this form.

4 - Restrictions, if any, on share transfers	Restrictions sur le transfert des actions, s’il y a lieu

NOT APPLICABLE

5 - Number (or minimum and maximum number) of directors	Nombre (ou nombre minimal et maximal) d’administrateurs

MINIMUM 5 — MAXIMUM 15

6 - Restrictions, if any, on business the corporation may carry on	Limites imposées à l’activité commerciale de la société, s’il y a lieu

NOT APPLICABLE

7 - Other provisions, if any	Autres dispositions, s’il y a lieu
The annexed Schedule 2 is incorporated into this form.

These restated articles of incorporation correctly set out, without substantive change, the corresponding provisions of the articles of incorporation as amended and supersede the original articles of incorporation.
Cette mise à jour des statuts constitutifs démontre exactement, sans changement substantiel, les dispositions correspondantes des statuts constitutifs modifiés qui remplacent les statuts constitutifs originaux.

SCHEDULE 1
TO THE RESTATED ARTICLES OF
ÆSTERNA ZENTARIS INC.
The authorized share capital of Æterna Zentaris Inc. (the “Corporation”) shall consist of an unlimited number of Common Shares, an unlimited number of First Preferred Shares, issuable in series, and an unlimited number of Second Preferred Shares, issuable in series. For the purposes of this Schedule 1 to the Restated Articles of the Corporation, any reference to Subordinate Voting Shares shall be deemed to be to the Common Shares. The rights, privileges, restrictions and conditions attaching to each class of shares are as follows:
ARTICLE 1
Common Shares
1.1	Voting Rights. The holders of the Common Shares shall be entitled to one (1) vote for each Common Share held by them at all meetings of shareholders, except meetings at which only shareholders of a specified class of shares are entitled to vote.

1.2	Dividend Rights. Subject to section 2.3 hereof, the holders of the Common Shares shall be entitled to receive such dividends as are declared by the Board of Directors of the Corporation on the Common Shares.

1.3	Liquidation Rights. The holders of the Common Shares shall be entitled to receive, subject to the other provisions hereof the remaining property of the Corporation upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary.
ARTICLE 2
First Preferred Shares and Second Preferred Shares
The First Preferred Shares and the Second Preferred Shares (such shares being hereinafter sometimes collectively referred to as the “Preferred Shares”) shall be issuable in series and the rights, privileges, restrictions and conditions attaching thereto are as follows:
2.1	Issuance in Series

The Preferred Shares shall be issuable at any time in one or more series, as provided above, which shares shall rank equally, within their respective series, in regard to the payment of dividends and the distribution of property in the event of the liquidation, dissolution or winding-up of the Corporation or the distribution of all or part of its assets among the shareholders.

The Board of Directors may, from time to time, provide for series of Preferred Shares to be created and issued. Before any Preferred Shares of a given series are issued, the Board of Directors shall:
2.1.1	determine how such series of First Preferred Shares or Second Preferred Shares is to be designated;

2.1.2	determine the number of First Preferred Shares or Second Preferred Shares that will make up such series;

2.1.3	determine, subject to the attributes common to all the Preferred Shares, the rights, privileges, restrictions and conditions attaching to such series of shares, including, but without limiting the generality of the foregoing:
2.1.3.1	the rate, amount or method of calculation of the dividend applicable to the shares of such series, the method of payment of such dividend and whether it is cumulative or non-cumulative; and

2.1.3.2	such rights, privileges, restrictions and conditions, if any, as may be considered appropriate in regard to the acquisition of such shares by the Corporation (at the option of the Corporation, at the option of the holder or otherwise), the creation of a sinking fund or purchase fund with respect thereto, the transfer of such shares or the exchange or conversion thereof into shares of another series or class; and
2.1.4	amend the articles of the Corporation accordingly, in conformity with the Canada Business Corporations Act.
2.2	Voting

The holders of the Preferred Shares shall not be entitled to receive notice of or to attend or vote at meetings of shareholders.

2.3	Dividends
2.3.1	The holders of Preferred Shares of a series shall be entitled to receive, with respect to each financial year of the Corporation or such other period as may be specified in the articles of amendment with respect to such series, preferential dividends, the rate, amount or method of calculation and the method of payment of which dividend, and whether it is cumulative or non-cumulative, shall be as determined in the relevant articles of amendment.

2.3.2	The holders of Preferred Shares of a series shall not, as such, be entitled to any further dividend or any dividend other than the specific preferential dividend provided for in the articles of amendment with respect to such series.

2.3.3	No dividend may be declared, paid or set aside for payment, during a financial year of the Corporation or such other period specified in the relevant articles of amendment, on the Second Preferred Shares, the Subordinate Voting Shares and the Multiple Voting Shares or any other share of the share capital of the Corporation ranking junior to the First Preferred Shares, unless any current dividend on any First Preferred Shares then outstanding and any accrued dividends on any such shares with a cumulative dividend shall first have been declared and paid or set aside for payment with respect to the same year or period.

2.3.4	No dividend may be declared, paid or set aside for payment, during a financial year of the Corporation or such other period specified in the relevant articles of amendment, on the Subordinate Voting Shares and the Multiple Voting Shares or any other share of the share capital of the Corporation ranking junior to the Second Preferred Shares, unless any current dividend on any Second Preferred Shares then outstanding and any accrued dividends on any such shares with a cumulative dividend shall first have been declared and paid or set aside for payment with respect to the same year or period

2.3.5	The dividend applicable to any Preferred Share of a series with a cumulative dividend shall begin to accrue from the date such shares are issued, unless the articles of amendment with respect to such series provide for a different date, in which case such cumulative dividend shall begin to accrue from the date specified in the relevant articles of amendment.

2.3.6	The dividend applicable to any Preferred Share of a series with a cumulative dividend shall be earned only at the end of a financial year or of such other period to which it relates, unless the articles of amendment with respect to such series provide that such dividend is to be earned on a daily basis or in any other manner, in which case the relevant articles of amendment shall prevail.

2.3.7	Where an amount declared as a dividend is insufficient to pay any current dividend on any Preferred Shares then outstanding and any accrued dividends on any such shares with a cumulative dividend, the holders of Preferred Shares shall participate in such dividend on an equal basis within their respective series, in proportion to the amounts that would be payable if current and accrued dividends were paid in full.
2.4	Liquidation, Dissolution or Winding-up

2.4.1	In the event of the liquidation of the Corporation, the distribution of its property upon its dissolution or winding-up, or the distribution of all or part of its assets among the shareholders, the holders of Preferred Shares of every series shall receive, in cash or in kind, an amount equal to the value of the consideration paid in respect of such shares outstanding, as credited to the issued and paid-up share capital account of the Corporation, together with:
2.4.1.1	in the case of Preferred Shares with a cumulative dividend, the amount of any dividends then accrued or declared on such shares and unpaid;

2.4.1.2	in the case of Preferred Shares with a non-cumulative dividend, the amount of any dividends then declared on such shares and unpaid; and

2.4.1.3	all other amounts, if any, specified in the articles of amendment creating the share series concerned.
2.4.2	The holders of First Preferred Shares shall be entitled to receive these amounts in preference and priority to any participation of holders of Second Preferred Shares, Subordinate Voting Shares and Multiple Voting Shares or shares of any other class of shares of the share capital of the Corporation ranking junior to the First Preferred Shares, on an equal basis, in proportion to the amount of their respective claims in regard to such shares held by them.

2.4.3	The holders of Second Preferred Shares shall be entitled to receive these amounts in preference and priority to any participation of holders of Subordinate Voting Shares and Multiple Voting Shares or shares of any other class of shares of the share capital of the Corporation ranking junior to the Second Preferred Shares, on an equal basis, in proportion to the amount of their respective claims in regard to such shares held by them.

2.4.4	The holders of Preferred Shares shall not be entitled to participate further in such distribution, the remaining property of the Corporation devolving to holders of the other shares of the share capital of the Corporation according to their respective rights.
2.5	Amendments
2.5.1	Subject to the provisions of sections 173 and following of the Canada Business Corporations Act and subject to the articles of the Corporation being amended, the Board of Directors may at any time adopt a resolution to modify, amend, suspend or repeal the rights, privileges, restrictions and conditions attaching to any Preferred Shares in order to authorize the creation of shares of a new class ranking prior to or having the same rank as such Preferred Shares in regard to dividends or distribution of property in the event of the liquidation, dissolution or winding-up of the Corporation or the distribution of all or part of its assets among the shareholders, or in order to make the shares of an existing class rank prior to or have the same rank as such Preferred Shares in regard thereto, but no such resolution shall be effective unless ratified by at least three quarters (3/4) of the votes cast by the holders of Preferred Shares of each series affected by such amendment, voting separately as a series, present or represented at a meeting called and held for such purpose; a meeting may nevertheless be held jointly with other shareholders provided that a separate vote is taken among holders of Preferred Shares of each series affected by such amendment. The formalities to be observed in regard to the calling and conduct of any such meeting and the quorum therefor shall be those prescribed in the by-laws of the Corporation in regard to meetings of holders of shares carrying the right to vote at shareholders’ meetings, mutatis mutandis. A vote with respect to Preferred Shares may also be expressed by resolution in writing signed by all the holders entitled to vote on the resolution concerned.

2.5.2	If the proposed amendment stands to affect the rights of holders of Preferred Shares of a given series in a manner or to an extent significantly different from the manner or extent to which it affects the rights of holders of Preferred Shares of any other series, such amendment must then, in addition to being approved by the holders of Preferred Shares of each series affected by the amendment, voting as a series as provided above, be approved, in the same manner, by the holders of Preferred Shares of every such series, voting separately as a series, and the provisions of article 2.5.1 shall apply to the procedure for obtaining such approval, mutatis mutandis.

SCHEDULE 2
TO THE RESTATED ARTICLES OF
ÆTERNA ZENTARIS INC.
7 — Other provisions, if any
The directors shall be authorized to appoint one or more additional directors (in addition to the number of directors elected at the last annual meeting), who will remaining in office for a period terminating no later that at the adjournment of the next annual meeting provided that the total number of directors so appointed does not exceed one-third of the number of directors elected at such last annual meeting.